                   [LETTERHEAD OF DIVALL INCOME PROPERTIES]



WHAT S THE HISTORY OF MY PORTFOLIO?

Our office receives hundreds of calls each quarter asking us what exactly did we invest our money in anyhow?

Although it may have been five to seven years since you initially invested, here's a little history of each of the properties that were acquired for your portfolio:

 .    Property #1 is a Hardee s in Wahoo, Nebraska. Acquired in August 1990 for
     $800,000.

 .    Property #2 is a Hardee s in St. Francis, Wisconsin. Acquired in August
     1990 for $1,650,000.

 .    Property #3 is an Applebee s in Pittsburgh, Pennsylvania. Acquired in
     September 1990 for $1,300,000.

 .    Property #4 is a Hardee s in Oak Creek, Wisconsin. Acquired in February
     1991 for $1,900,000.

 .    Property #5 is a Denny s in Englewood, Colorado. Acquired in July 1991 for
     $424,000.

 .    Property #6 is a Denny s in Sanford Florida. Acquired in November 1991 for
     $1,500,000.

 .    Property #7 was land in Brigham City, Utah. Acquired in April 1992 for
     $197,000 and sold in March 1994 for $225,000.

 .    Property #8 was a Kwik Stop in Gilbert Arizona. Acquired in April 1992 for
     $1,500,000 and sold in June 1994 at a loss for $1,300,000 due to environmental issues.

 .    Property #9 is a Denny s in Colorado Springs, Colorado. Acquired in April
     1992 for $790,000.

We refer you to the property summary located at the end of this newsletter for further information regarding your current portfolio. Please note that the property summary is included each quarter.

                           _________________________

                             OTHER NEWS INSIDE...

 .    Hardee s Corporate Sells to CKE!.............Property Highlights, pg 3

 .    Hardee s to Sell to Burger King?.............Property Highlights, pg 3

 .    Third-Party Solicitations....................Questions and answers, pg 4

 .    Are the Former GPs in Jail?..................Questions and answers, pg 4

 .    What s My Investment worth?..................Questions and answers, pg 5

PAGE 2                            DIVALL 3                                1 Q 97


                            _______________________

                            DISTRIBUTION HIGHLIGHTS


 . 3.8% (approx.) annualized return from operations and other sources based on $10,600,000 ("net" remaining initial investment).

 . $100,000 total amount distributed for the FIRST QUARTER 1997 which was $25,000 more than budgeted.

  The higher than budgeted distributions are primarily a result of the rent received from the HARDEE'S restaurant (Wahoo, NE) which was initially scheduled to be sold during the quarter.

 . $5.85 per unit (approx.) for the FIRST QUARTER 1997 from both cash flow from operations and investing activities.

 . $539.00 to $375.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (April 1992), respectively.

  Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities. (NOTE: ORIGINAL UNITS WERE PURCHASED FOR $1,000/UNIT.)

                      __________________________________

                 STATEMENTS OF INCOME AND CASH FLOW HIGHLIGHTS


 . 28% increase in OPERATING REVENUES from projections.

 . Investigation and restoration expenses were $18,000 lower than projected for the quarter ended March 31, 1997, due to the delay of the Boatmen's trial.

 . 21% decrease in TOTAL EXPENSES from projections.

 . Administrative, professional, and auditing expenses were in "total" $8,600 lower than budgeted for the quarter ended March 31, 1997.

PAGE 3                              DIVALL 3                              1 Q 97

                           _________________________

                              PROPERTY HIGHLIGHTS

                                   VACANCIES
                                   ---------

                   There were no vacancies at March 31, 1997.
                              --

                               RENTS RECEIVABLE
                               ----------------

               There were no delinquent rents at March 31, 1997.
                          --

                            OTHER PROPERTY MATTERS
                            ----------------------

 . The Partnership is negotiating with a Burger King franchise for the sale of the HARDEE'S restaurant (Wahoo, NE) which is currently leased to Midland Food Systems, Inc. The final contract is pending.

 . HARDEE'S FOOD SYSTEMS, INC., was recently acquired by CKE Restaurants, owner of Carl's Jr. restaurants. Closing is expected to occur July 1997. The Partnership anticipates the buy out and the marriage of Hardee's breakfast menu and Carl's Jr.'s lunch/dinner menus may "boost" sales nationwide. Hardee's Food Systems, Inc. is the new tenant of the Partnership's Wisconsin HARDEE'S restaurants.

                         ____________________________

                             RESTORATION HIGHLIGHTS

 . Recoveries received    . "Total" recoveries        . The trial against
  during the FIRST         received TO DATE for        BOATMEN'S First
  QUARTER 1997 were        the Partnership are         National Bank of
  $2,600 (approx.)         approximately               Kansas City has
  for the Partnership.     $2,400,000.                 been re-scheduled
                                                       for JUNE 23, 1997.

                             ____________________

                               RETURN OF CAPITAL

The following table has been updated to present the breakdown of distributions since the Partnership's first quarterly distribution, for the period ended
                        -----
September 30, 1990 through March 31, 1997.

PAGE 4                            DIVALL 3                                1 Q 97


                           __________________________

                           RETURN OF CAPITAL (CONT'D)


================================================================================

                                                  DISTRIBUTION     CAPITAL
                                                  ------------     -------
                                                  ANALYSIS         BALANCE
                                                  --------         -------
     Original Capital Balance                                -   $17,102,520
     Cash Flow From Operations Since Inception     $ 1,384,800             -
     Total Distributions Since Inception            (7,862,983)            -
                                                   -----------

     (Return) of Capital                           $(6,478,183)   (6,478,183)
                                                   ===========   -----------

     "NET" REMAINING INITIAL INVESTMENT
          BY ORIGINAL PARTNERS                               -   $10,624,337
                                                                 ===========
================================================================================

    (NOTE: For a more individualized discussion of return of capital contact
                              Investor Relations.)


                              ___________________

                              QUESTIONS & ANSWERS

1.   WHY AM I RECEIVING SOLICITATIONS TO BUY MY UNITS?

     Any solicitations that you receive to buy your units are a result of a third-party (not affiliated with TPG, Inc.) who is interested in acquiring units at a discounted rate. As General Partner, we encourage you to thoroughly review all your options.

2.   ARE THE FORMER GENERAL PARTNERS IN JAIL?

     Former general partner, Gary J. DiVall, was sentenced last year to eight
     (8) years in prison with seven (7) years of subsequent probation. Former general partner, Paul E. Magnuson received the same sentence on March 3, 1997.

PAGE 5                           DIVALL 3                                 1 Q 97

                           _________________________

                          QUESTIONS & ANSWERS (CONT'D)




3.   WHAT IS THE 1996 PER UNIT VALUE FOR MY INVESTMENT IN THE PARTNERSHIP?

     As we reported in your 1996 Annual Report, the estimated value of your investment in the Partnership at December 31, 1996 was $270 per unit.

4.   WHEN CAN I EXPECT MY NEXT DISTRIBUTION MAILING?

     Your next scheduled distribution correspondence for the Second Quarter of 1997 will be mailed on AUGUST 15, 1997.

                                     * * *


================================================================================

 For questions or additional information, please contact Investor Relations at
                       1-800-547-7686 or 1-608-244-7661.

               All written inquiries may be mailed or faxed to:

                             THE PROVO GROUP, INC.

          Post Office Box 8673              1410 Northport Drive
          Madison, Wisconsin  53708-8673    Madison, Wisconsin  53704

                              (FAX 608-244-7663)

================================================================================

The ProvoGroup
--------------------------------------------------------------------------------

                        DIVALL INCOME PROPERTIES 3 L.P.
                  STATEMENTS OF INCOME AND CASH FLOW CHANGES
                FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1997

----------------------------------------------------------------------------------------------------------------------
                                                                                  PROJECTED     ACTUAL     VARIANCE
                                                                                --------------------------------------
                                                                                     1ST         1ST
                                                                                   QUARTER     QUARTER      BETTER
                                                                                   3/31/97     3/31/97      (WORSE)
     OPERATING REVENUES                                                         ----------- -----------  -----------
      Rental income                                                             $  127,477  $  160,999   $    33,522
      Direct financing interest                                                      1,150       1,150             0
      Interest income                                                                7,126       8,715         1,589
      Recovery of amounts previously written off                                         0       2,571         2,571
      Other income                                                                       0         294           294
                                                                                ----------- -----------  ------------
     TOTAL OPERATING REVENUES                                                   $  135,753  $  173,729   $    37,976
                                                                                ----------- -----------  ------------

     OPERATING EXPENSES
      Insurance                                                                 $    1,341  $    1,327   $        14
      Management fees                                                               15,605      15,620           (15)
      Restoration fees                                                                   0         103          (103)
      Overhead allowance                                                             1,300       1,288            12
      Advisory Board                                                                 4,250       3,422           828
      Administrative                                                                12,941       9,339         3,602
      Professional services                                                          3,401         355         3,046
      Auditing                                                                      11,650       9,704         1,946
      Legal                                                                          1,750       1,811           (61)
      Defaulted tenants                                                              1,050           0         1,050
                                                                                ----------- -----------  ------------
     TOTAL OPERATING EXPENSES                                                   $   53,288  $   42,969   $    10,319
                                                                                ----------- -----------  ------------
     INVESTIGATION AND RESTORATION EXPENSES                                     $   37,775  $   19,930   $    17,845
                                                                                ----------- -----------  ------------
     NON-OPERATING EXPENSES
      Depreciation                                                              $   25,806  $   29,330       ($3,524)
      Amortization                                                                       0         446          (446)
                                                                                ----------- -----------  ------------
     TOTAL NON-OPERATING EXPENSES                                               $   25,806  $   29,776       ($3,970)
                                                                                ----------- -----------  ------------
     TOTAL EXPENSES                                                             $  116,869  $   92,675   $    24,194
                                                                                ----------- -----------  ------------
     NET INCOME                                                                 $   18,884  $   81,054   $    62,170

     OPERATING CASH RECONCILIATION:                                                                        VARIANCE
                                                                                                         ------------
      Depreciation and amortization                                                 25,806      29,776         3,970
      Recovery of amounts previously written off                                         0      (2,571)       (2,571)
      (Increase) Decrease in current assets                                         34,481      24,414       (10,067)
      Increase (Decrease) in current liabilities                                   (68,815)   (138,059)      (69,244)
      (Increase) Decrease in cash reserved for payables                              9,700      90,000        80,300
      Advance from/(to) future cash flows for current distributions                 41,000           0       (41,000)
                                                                                ----------- -----------  ------------
     NET CASH PROVIDED FROM OPERATING ACTIVITIES                                $   61,056  $   84,614   $    23,558
                                                                                ----------- -----------  ------------
     CASH FLOWS FROM (USED IN) INVESTING
      AND FINANCING ACTIVITIES
      Recoveries from former G.P. affiliates                                             0       2,517         2,517
      Principal received on equipment leases                                        12,230      12,230             0
      Principal payments received on notes receivable                                    0           0             0
                                                                                ----------- -----------  ------------
     NET CASH PROVIDED FROM INVESTING AND FINANCING
      ACTIVITIES                                                                $   12,230  $   14,801   $     2,517
                                                                                ----------- -----------  ------------

     TOTAL CASH FLOW FOR QUARTER                                                $   73,286  $   99,415   $    26,129

     CASH BALANCE BEGINNING OF PERIOD                                            1,345,700   1,236,575      (109,125)
     Less 4th quarter distributions paid 2/97                                   (1,150,000)   (925,000)      225,000
     Change in cash reserved for payables or distributions                         (50,700)    (90,000)      (39,300)
                                                                                ----------- -----------  ------------
     CASH BALANCE END OF PERIOD                                                 $  218,286  $  320,990   $   102,704

     Cash reserves for 1st quarter L.P. distributions                              (75,000)   (100,000)      (25,000)
     Cash advanced from (reserved for) future distributions                         41,000           0       (41,000)
     Cash reserved for payment of payables                                         (36,000)    (75,000)      (39,000)
                                                                                ----------- -----------  ------------
     UNRESTRICTED CASH BALANCE END OF PERIOD                                    $  148,286   $ 145,990       ($2,296)
                                                                                =========== ===========  ============
---------------------------------------------------------------------------------------------------------------------
                                                                                  PROJECTED     ACTUAL     VARIANCE
                                                                                -------------------------------------
*    QUARTERLY DISTRIBUTION                                                     $   75,000   $ 100,000   $    25,000
     MAILING DATE                                                               5/15/97      (ENCLOSED)  -
---------------------------------------------------------------------------------------------------------------------

* Refer to distribution letter for detail of quarterly distribution.

                                            ------------------------------------
                                            ORIGINAL CAPITAL         $17,102,510
                                            NET DISTRIBUTION OF
                                              CAPITAL SINCE
                                              INCEPTION              $ 6,478,183
                                                                     -----------
                                            CURRENT EQUITY           $10,626,337
                                                                     -----------
                                            ------------------------------------

THE PROVO GROUP

PROJECTIONS FOR
DISCUSSION PURPOSES


                DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
                             1997 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS

PORTFOLIO (Note 1)

                                 -----------------------------    ------------------------------------------------
                                           REAL ESTATE                                   EQUIPMENT
                                 -----------------------------    ------------------------------------------------
                                             ANNUAL                   LEASE                     ANNUAL
                                             BASE        %          EXPIRATION                  LEASE         %
------------------------------
CONCEPT        LOCATION            COST      RATE      YIELD          DATE           COST      RECEIPTS    RETURN
-----------------------------------------------------------------------------------------------------------------
APPLEBEE'S     PITTSBURGH, PA      891,333   116,040    13.02%                        290,469              0.00%
  "               "                                                                    58,090              0.00%

DENNY'S        CO SPRINGS, CO      580,183    77,460    13.35%        05/31/97        210,976   53,520    25.37%
DENNY'S        ENGLEWOOD, CO       213,211    35,880    16.83%                        210,976              0.00%

DENNY'S        SANFORD, FL       1,136,381   140,340    12.35%                        263,720              0.00%
  "                "                                                                   79,116              0.00%

HARDEE'S (3)   ST. FRANCIS, WI   1,191,381    92,000     7.70%                  (2)   369,688        0     0.00%
  "                "                                                            (2)    84,500        0     0.00%

HARDEE'S (3)   OAK CREEK, WI     1,341,906    88,000     6.56%                  (2)   482,078        0     0.00%
  "                "                                                            (2)   105,488        0     0.00%

HARDEE'S       WAHOO, NE           511,616    68,280    13.35%                        290,468        0     0.00%
-----------------------------------------------------------------------------------------------------------------

PORTFOLIO TOTALS (7 PROPERTIES)  5,869,063   618,000    10.58%                      2,445,573   53,529     2.19%
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
                                             TOTALS                         TOTAL %
                                -----------------------------------
                                                                         ON $10,624,337
------------------------------                ANNUAL          %             EQUITY
CONCEPT        LOCATION           COST       RECEIPTS       RETURN           RAISE
-----------------------------------------------------------------------------------------
APPLEBEES      PITTSBURGH, PA   1,239,896    116,040        9.36%
  "               "

DENNY'S        CO SPRINGS, CO     791,159    130,980       16.56%
DENNY'S        ENGLEWOOD, CO      424,187     35,880        8.46%

DENNY'S        SANFORD, FL      1,479,269    140,340        9.49%
  "                "

HARDEE'S (3)   ST. FRANCIS, WI  1,648,569     92,000        5.58%
  "                "

HARDEE'S (3)   OAK CREEK, WI    1,929,472     88,000        4.56%
  "                "

HARDEE'S       WAHOO, NE          802,084     68,280        8.51%
---------------------------------------------------------------------------------------

PORTFOLIO TOTALS (7 PROPERTIES) 8,314,636    671,520        8.08%          6.32%
---------------------------------------------------------------------------------------

Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return capital.
     2: The lease was terminated and the equipment sold to Hardees Food Systems in conjunction with their assumption of the Terratron leases.
     3: These leases were assumed by Hardee's Food Systems at rental rates lower than those stated in the original leases.